Exhibit 10.12

Wigmore Medical Limited (“Wigmore”) - Invasix Ltd (“Invasix”) Founders Memorandum of Understanding

1.	The Company

Wigmore, on behalf of the Parties, incorporated “Invasix UK Ltd”, a limited liability company in the United Kingdom (the “Company”), for the purpose of marketing Invasix Products to plastic surgeons, dermatologists, general practices, spa facilities, specialized hair removal clinics and salons in the UK, including Ireland and Scotland (the “Market”), including providing post-sale services to customers.

The Products to be distributed by the Company include BodyTite Platform, Fractora TiteFX Platform, InMode Platform, upgrades and disposables of the above and additional products suitable to the Market as agreed from time to time by the Parties (the “Products”). The Products shall be supplied by Invasix at such prices as detailed in the Price List attached hereto as Schedule A.

2.	Ownership	Initially, the holdings of the Parties in the Company shall be as follows: Wigmore shall hold 49% and Invasix shall hold 51% of the outstanding share capital of the Company.

3.	Board of Directors, Shareholders Resolutions

1.    The Board of Directors (“Board”) will initially include 2 members: Mr. Bedo Eghiayan on behalf of Wigmore and Mr. Moshe Mizrahy on behalf of Invasix. The Board shall be the Company’s supreme management body.

2.    The Board shall act by unanimous resolution. If the Board cannot reach such unanimous resolution on a certain matter, the matter shall be resolved by the General Meeting.

3.    Resolutions of the General Meeting of the shareholders shall require a simple majority of the voting power, except for resolutions in material issues, which shall require a majority of 75% of the voting power (in case such matters require a resolution of the General Meeting).

4.    Material issues which require a special majority of the shareholders:

(a)resolutions which are contrary to the provisions of the Founders Agreement;

(b)resolutions which entail shareholders' investments or obligations beyond those expressly mentioned in the Founders Agreement;

(c)acquisition or disposal of any interest in any legal entity;

(d)merger with any other entity;

(e)declaration or distribution of dividends or profits;

(f)sale or disposal of the whole or a substantial or material part of the undertaking or goodwill or assets of the Company;

(g)pledge, mortgage or other encumbrances of any of the Company’s assets;

(h)any transaction with a shareholder, director or with any person or entity which is related (directly or indirectly) to any of the Parties; and

(i)appointment of all office holders in the Company, accountants and legal counsel.

4.	Financing

1.    Once the initial budget of the Company is agreed between the Parties, the Parties shall provide the Company with a working capital loan, according to their pro-rata share of the Company, and subject to such additional terms as determined in the loan documents to be executed by the Parties.

2.    Additional capital loans shall be provided by the Parties according to the approved budget and subject to a resolution of the Board.

3.    No dividend shall be distributed to shareholders of the Company before all capital loans are repaid in full and the Company has sufficient cash flow to carry out its work plan as determined by the Board.

4.    In case the Board resolves to raise additional funding by equity investments, each shareholder shall have a preemptive right to participate in such investments pro-rata to its share of the Company. A shareholder who chooses not to participate in any such investment shall be diluted.

5.	Services Provided by Wigmore	Initially, Wigmore shall provide the Company with bookkeeping and accounting services, human resources and secretarial services. The Company shall also lease from Wigmore facilities for its operation, located at Wimpole House, 1 Bashley Road, London, pursuant to such terms as included in the Lease Agreement to be executed between Wigmore and the Company.

6.	Services Provided by Invasix	Invasix shall provide the Company with exclusivity regarding marketing and distribution of the Products in the Market, and shall also provide the Company’s personnel with training regarding use of the Products.

7.	Non-Compete	For as long as they are shareholders of the Company, the Parties will not, directly or indirectly, compete or assist others to compete with the Products in the Market.

8.	Buy Out upon a Party’s Wish to Sell	The Company’s incorporation documents (Articles of Association) will include a no transfer period, a right of first refusal, and a right of first offer. The exiting Party agrees to continue to supply the Company with existing products and/or services for a period of up to nine months from the date of notification of intent to exit or for the period of any existing supply agreements, whichever is longer.

9.	Buy Out upon Intended Liquidation	Any shareholder of the Company (currently only the Parties) requesting the winding up of the Company, must first offer its shares in the Company to the other shareholders, and if the other shareholders or some of them agree to purchase such shares at a price agreed between them, then the shares will be sold to such shareholders at such price, and the request for winding up will be canceled. If the Parties do not agree on the price, the Parties shall refer the valuation to a qualified person agreed between them, and if not agreed between them within 14 days, such party that was recommended by the Company’s auditors.

10.	Equity Swap	Wigmore shall be entitled to swap its shares in the Company with Ordinary Shares of Invasix prior to any IPO or M&A transaction of Invasix and its share of Invasix shall be calculated as the product of Wigmore’s share percentage of the Company multiplied by the Company’s sales share out of the total sales of the Invasix group. For example: if Wigmore holds 49% of the Company, the Company’s sales amount to $10M and the total sales of the Invasix group amount to $100M, then Wigmore’s share of Invasix shall be 4.9% (49%* 10%).

11.	Confidentiality	Each Party will keep confidential all non-public information of the other Party or of the Company and will use such information only for the furtherance of this MOU into a Founders Agreement, for the operation of the Company and such other purposes expressly permitted by the other Party. The Parties will publicly disclose the existence or terms of this MOU or the definitive agreements only upon mutual agreement or as required by applicable laws or any securities exchange rules applicable or that may become applicable.

12.	Change of Control	In case that there is a Change of Control (as shall be more specifically defined in the definitive documents) in a Party, such Party is obligated to notify the other Party immediately after such Change of Control becomes public knowledge. In such an event, the No-Sale obligation of the other Party shall terminate. In addition if there has been a Change of Control in a Party then the other Party shall have the right to purchase such Party’s interest in the Company under a procedure to be set forth in the definitive agreements.

13.	Dispute Settlement	The definitive Founders Agreement shall include a dispute resolution mechanism for resolution of conflicts between the Parties.

14.	Binding Effect and Definitive Documents	This MOU is a non-binding document that expresses the Parties’ intentions. The Parties undertake to negotiate in good faith with a mutual desire to conclude the definitive agreements by the beginning of April 2014, containing additional terms customary for transactions of this type.

Agreed and accepted on 4/3, 2014

/s/ Moshe Mizrahy	/s/ Mr. Bedo Eghiayan
Invasix Ltd.	Wigmore Medical Limited
By: Mr. Moshe Mizrahy, CEO	By: Mr. Bedo Eghiayan, CEO

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